Exhibit 99.1

Contact:

Keith R. Marchiando

Chief Financial Officer

investors@perceptron.com

PERCEPTRON ANNOUNCES SECOND-QUARTER FISCAL 2015
FINANCIAL RESULTS; REVENUE EXCEEDS PRELIMINARY ANNOUNCEMENT

Plymouth, Michigan, February 4, 2015 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the second quarter of its 2015 fiscal year (quarterly period ended December 31, 2014).

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	Second Quarter Ended December 31			6 Months Ended December 31
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Revenue	$23.6	$12.5	$11.1	$34.8	$24.9	$9.9
Net Income (Loss)	2.8	(0.4)	3.2	0.7	(1.0)	1.7

Diluted Earnings (Loss) per Share	$0.30	$(0.05)	$0.35	$0.08	$(0.11)	$0.19

Jeff Armstrong, President and CEO, observed, “Revenue in the second quarter of $23.6 million was better than we planned. Sales recovered strongly due to a combination of project timing, which affected first quarter revenue, as well as the momentum of the previous record backlog that is working its way through revenue. The results are even more encouraging given the adverse impact on revenue, bookings and backlog caused by the recent weakening of the Euro. Even though customer related project timing issues will continue to be a significant part of our business for the foreseeable future, revenue from our 3D Scanning Products line as well as our new Coordinate Measurement Machine business should help to reduce the ‘lumpiness’ that is the reality of our In-Line Measurement business.”

“With continued healthy business and a persistent solid backlog, we remain confident that the Company will be able to achieve strong organic growth in our current base business for fiscal 2015. Net income for the six months rose to $739,000 compared with a $1.0 million loss in the first six months of fiscal 2014. The improvement reflected positive second quarter results from organic growth, and more than offset the added transaction-related costs associated with the recently announced acquisitions. Although we expect some additional transaction expenses in the third quarter, we remain comfortable with our expectation that profitability will improve for full-year fiscal 2015,” Armstrong commented.

“The planned acquisition of Coord3® Industries s.r.l. and the acquisition of Next Metrology Software s.r.o. make our opportunities even more compelling. These transactions expand and diversify our offerings in the industrial metrology market, and particularly in scanning coordinate measurement machines, the market for which is estimated by Frost and Sullivan to grow at a 15 percent annual rate over the next few years. By offering a compelling solution, we believe we can grow the overall market while increasing our market share. We expect the transactions to be accretive to our results by the end of fiscal 2016,” Armstrong added.

Armstrong concluded, “Perceptron is a strong global company with great technology, significant competitive advantages, world class customers and a talented, committed workforce. We are excited about the business transformation that is unfolding under our strategic plan that is designed to expand revenues and increase shareholder value over the longer term.”

February 4, 2015

Highlights of Operations

BOOKINGS (in millions)
	Second Quarter Ended December 31			6 Months Ended December 31
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$4.3	$6.4	$(2.1)	$14.2	$10.1	$4.1
Europe	3.7	5.4	(1.7)	10.7	15.1	(4.4)
Asia	4.7	5.2	(0.5)	9.5	9.7	(0.2)
Total Bookings	$12.7	$17.0	$(4.3)	$34.4	$34.9	$(0.5)

Although bookings for the second quarter of 2015 were down $4.3 million from the year-ago quarter, the record bookings in the first quarter of fiscal 2015 together with second quarter bookings were comparable to the bookings level achieved in the first half of fiscal 2014. Bookings in Europe for year to date fiscal year 2015 of $10.7 million included a $2.0 million reduction from re-valuing the European backlog downward to reflect the lower Euro over that period. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)
	As of
Geographic Region	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
Americas	$10.8	$14.8	$10.3	$10.8	$9.1
Europe	14.2	21.2	17.3	13.9	17.9
Asia	14.0	13.8	11.7	11.6	13.4
Total Backlog	$39.0	$49.8	$39.3	$36.3	$40.4

As expected, the backlog at the end of second quarter 2015 was lower than the end of the prior quarter. Exceptional sales in the second quarter along with softer bookings in the period resulted in a backlog at the end of the quarter that was $10.8 million lower than three months prior. Management is comfortable that the $39.0 million backlog at December 31, 2014 remains historically strong and is consistent with the forecasted strong organic growth for fiscal year 2015. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)
	Second Quarter Ended December 31			6 Months Ended December 31
Geographic Region	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Americas	$8.3	$4.4	$3.9	$13.7	$9.2	$4.5
Europe	10.8	5.7	5.1	13.8	10.3	3.5
Asia	4.5	2.4	2.1	7.3	5.4	1.9
Total Sales	$23.6	$12.5	$11.1	$34.8	$24.9	$9.9

Sales in the second quarter were $23.6 million, or $11.1 million above the year-ago quarter. The Company exhibited increased sales in all geographic regions. Revenue for the second quarter of 2015 was nearly double the sales in the first quarter of fiscal 2015 and included $1.1 million of negative currency effects. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customer.

February 4, 2015

INCOME STATEMENT KEY METRICS (in millions)
	Second Quarter Ended December 31			6 Months Ended December 31
	Fiscal 2015	Fiscal 2014	Change	Fiscal 2015	Fiscal 2014	Change
Gross Profit	$11.3	$5.0	$6.3	$14.4	$9.3	$5.1
As a percent of sales	48.0%	39.7%	8.3 pct. pts.	41.5%	37.2%	4.3 pct. pts.
Operating Income (Loss)	$4.4	$(0.3)	$4.7	$1.7	$(1.1)	$2.8
Net Income (Loss)	$2.8	$(0.4)	$3.2	$0.7	$(1.0)	$1.7

The gross margin percentage increased in both comparison periods as a result of the high level of revenues in the second quarter of fiscal 2015 and reflected lower cost of sales as a percent of revenue due to product mix and the absorption of fixed labor costs. Operating income also increased reflecting the higher sales in the quarter partially offset by acquisition related costs. Year to date, the Company has spent approximately $750,000 in support of the two acquisitions. Net income was $2.8 million or $0.30 per diluted share for the second quarter and $739,000 or $0.08 per diluted share year to date.

FINANCIAL POSITION

The Company continues to enjoy a strong cash and short term investments balance of $32.0 million at December 31, 2014; and continued to be debt free giving Perceptron continued financial flexibility to implement its strategic plan.

MATERIAL SUBSEQUENT EVENT

As previously announced, the Company has entered into definitive agreements to purchase two metrology businesses. The Company will acquire the coordinate measurement machine business of Coord3® Industries s.r.l. for cash on hand of approximately $2.0 million, a deferred payment of approximately $350,000 payable in 18 months, and assumed debt estimated at approximately $10.7 million. The Coord3 acquisition is expected to close in February 2015, subject to customary closing conditions. The Company acquired all of the share capital of Next Metrology Software s.r.o. for cash on hand of approximately $2.1 million and deferred payments of approximately $525,000, payable over the next year. The purchase agreements for both acquisitions are denominated in Euros. The above U.S. Dollar amounts assume a conversion rate of approximately 1.17 USD per Euro.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its second-quarter investor conference call/webcast, chaired by Jeff Armstrong, president and CEO, on Thursday, February 5, 2015, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=101344
Conference Call	888 329-8862 (domestic callers) or
719 457-2661 (international callers)
Conference ID	1920563

A replay will be posted to the Company's website after the conference call concludes.

February 4, 2015

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 265 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, India and the Czech Republic. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2015, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, the Company's expectation as to its ability to close, and the timing of the closing of, the Coord3® Industries s.r.l. (“Coord3”) acquisition, the revenue and income levels of the businesses of Coord3 and Next Metrology Software s.r.o. (“NMS”) following the acquisition and when they will be accretive to the Company, and the Company’s ability to expand its share of the CMM market. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects”, “outlook” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2014, the risk that the Coord3 acquisition does not close, any difficulties in integrating the businesses of Coord3 and NMS into the Company’s operations, the possibility that anticipated benefits of the acquisition of the businesses of Coord3 and NMS may not materialize as expected. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company's projected revenues and net income depends upon the Company's ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.

--- Financial Tables Follow ---

February 4, 2015

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Sales	$23,566	$12,519	$34,783	$24,891
Cost of Sales	12,253	7,543	20,363	15,628
Gross Profit	11,313	4,976	14,420	9,263
Operating Expenses
Selling, General and Administrative Expense	4,926	3,598	9,040	7,074
Engineering, Research and Development Expense	1,999	1,642	3,700	3,296
Operating Income (Loss)	4,388	(264)	1,680	(1,107)
Other Income and (Expense)
Interest Income, net	76	51	154	63
Foreign Currency and Other Income (Expense)	(318)	(245)	(807)	(249)
Income (Loss) Before Income Taxes	4,146	(458)	1,027	(1,293)
Income Tax Benefit (Expense)	(1,367)	51	(288)	298

Net Income (Loss)	$2,779	$(407)	$739	$(995)

Earnings (Loss) Per Common Share
Basic	$0.30	($0.05)	$0.08	($0.11)
Diluted	$0.30	($0.05)	$0.08	($0.11)

Weighted Average Common Shares Outstanding
Basic	9,218	8,972	9,185	8,827
Diluted	9,363	8,972	9,345	8,827

February 4, 2015

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Balance Sheets	December 31,	June 30,
	2014	2014
Cash and Cash Equivalents	$27,008	$23,070
Short-term Investments	4,965	10,822
Receivables, net	20,525	19,461
Inventories, net	8,246	7,049
Other Current Assets	2,996	3,338
Total Current Assets	63,740	63,740

Property and Equipment, net	5,846	5,540
Long-term Investments	778	725
Other Long-term Assets	510	-
Deferred Tax Asset	10,540	10,061
Total Non-Current Assets	17,674	16,326

Total Assets	$81,414	$80,066

Accounts Payable	$3,455	$2,081
Deferred Revenue	8,083	7,571
Other Current Liabilities	7,455	7,634
Total Current Liabilities	18,993	17,286
Shareholders' Equity	62,421	62,780
Total Liabilities and Shareholders' Equity	$81,414	$80,066